Golden Phoenix Unveils Royalty Mining Growth Strategy

On Company’s New Web Site

SPARKS, NV, AUGUST 9, 2010 – Golden Phoenix Minerals, Inc. (OTC Bulletin Board: GPXM) announced today the unveiling of its Royalty Mining growth strategy on the Company’s new web site. As Golden Phoenix expands its base of operation, the Company expects to develop several of its properties into Royalty Mining projects.

Golden Phoenix intends to embark upon an initial 24-month acquisition plan targeting advanced stage projects with near-term production throughout North and South America. During this period, the Company anticipates analyzing up to 50 prospective properties, with a view towards optioning up to 10 of those properties on terms and conditions acceptable to the Company.  From these optioned properties, the Company hopes to indentify up to 5 projects that can be advanced toward commercial production.

Golden Phoenix expects to retain up to a 30% interest in each project. The Company anticipates its cash flow will be leveraged to the price of gold or the underlying strategic metal. Ultimately, the Company intends to convert some of its interests into Royalty agreements. The strategy is called “Royalty Mining in the Americas.”

“The sum of five such projects has the potential, in our opinion, to add up to more than one project without the risk of investing in just a single mining project,” stated Tom Klein, CEO of Golden Phoenix.

Golden Phoenix has conducted extensive market research and concluded that because of the global credit crisis, many junior mining companies remain frozen out of the capital markets. Golden Phoenix has emerged from this crisis with a growing team of financial and geological experts who have the capability to provide:

1) Introductions to sources of investment capital. 2) Geological support to target additional exploration. 3) Drilling support to confirm additional discoveries. 4) Expertise in permitting, bonding, legal and accounting issues. 5) Introductions to operators who can potentially take these projects into commercial production.

To implement its Royalty Mining growth strategy, Golden Phoenix anticipates:

1) Acquiring a property that, on terms and conditions acceptable to the Company, requires financing or geological expertise. 2) Improving the property by providing permitting, bonding, drilling and/or financial support.  3) Securing a mine operator with the experience necessary to take the project into commercial production.  4) Retaining up to a 30% interest in each project, and ultimately converting some of those interests into Royalty agreements. 5) Repeating the process and providing continuous advancement for each project it undertakes.

Golden Phoenix further anticipates that the managing partner on each property it acquires will carry all finance costs to bring the project into commercial production. This is unique in the mining industry because junior partners are often responsible for paying their share of the costs associated with bringing a project into production. This can delay, in some cases for years, any payments received by a junior partner once a project achieves commercial production.

Mr. Klein commented: “Our strategy has the potential to eliminate this delay. The value we add to a project before we secure a mine operator will represent a significant portion of our contribution to the joint venture. This value is intended to prepay our share of the startup costs and provide access to immediate cash flow upon production.”

When a project achieves commercial production, Golden Phoenix expects to receive royalty payments leveraged to the price gold or the underlying strategic metal. Royalty payments are anticipated to continue for a specified period of time or until the Company sells its interest in that project at a price it anticipates will be a premium to what the Company has invested in the project.

Mr. Klein concluded, “If we acquire a project, we’re going to make every effort to add value to it. We’re not going to collect projects hoping something is going to happen. We’re going to make things happen.”

As Golden Phoenix advances its Royalty Mining growth strategy, the Company’s new web site is designed to become a “digital hub” complete with social networking, management interviews and virtual property tours.

Please visit the Golden Phoenix website at: http://www.golden-phoenix.com.

Golden Phoenix Minerals, Inc. is a Nevada-based mining company committed to delivering shareholder value by acquiring, developing and mining superior precious and strategic metal deposits throughout the Americas using competitive business practices balanced by principles of ethical stewardship. Golden Phoenix is a 30% joint venture partner with Scorpio Gold on the Mineral Ridge gold and silver property near Silver Peak, Nevada, and owns the Adams Mine and Duff Claim Block near Denio, Nevada, and the Northern Champion molybdenum mine in Ontario, Canada.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements by officers of the Company, and other statements regarding optimism related to the business, expanding exploration and development activities and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market prices for the Company’s mineral products. In addition, actual results could vary materially based on changes or slower growth in the gold and base and precious metals markets; the potential inability to realize expected benefits and synergies in the Company’s mining operations; domestic and international business and economic conditions; changes in the mining industry for base and precious minerals; unexpected difficulties in restarting or expanding production at the Company’s mines; the need for additional capital and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under “risk factors” and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Source:
Golden Phoenix Minerals, Inc.
Tom Klein, CEO

For More Information Contact:
Golden Phoenix Minerals, Inc.
Robert Ian, Director of Corporate Communications (775) 853-4919
robertian@golden-phoenix.com